Exhibit 10.73

AMENDMENT TO AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment to the Amended and Restated Change in Control Severance Agreement (the “Amendment”), dated as of the 31st day of December, 2008, is made by and between The Children’s Place Retail Stores, Inc. (the “Corporation”) and Susan J. Riley (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Corporation and the Executive are parties to an Amended and Restated Change in Control Severance Agreement, first dated as of December 13, 2007, and amended and restated as of January 21, 2008 (the “Agreement”); and

WHEREAS, the Corporation and the Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for and in consideration of the foregoing, the Corporation and the Executive hereby agree as follows:

1.             Section 1.15 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

““Release” shall mean a release to be signed by Executive in such form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all claims and actions against the Employer and its affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Agreement (which Release is not revoked by Executive) and which (i) will be provided to Executive by the Company no later than 5 days following Executive’s termination of employment (or, if Executive is terminated pursuant to Section 3.01(c), no later than 5 days following the consummation of the applicable Change in Control) and (ii) will be executed by Executive and returned to the Company no later than 21 days (or such longer period if and to the extent required under applicable law) following the date such Release is provided to Executive.”

2.             Paragraph (a) of Section 4.01 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“In lieu of any further payments to Executive (including, without limitation, in lieu of any annual bonus payments or pro-rata bonus payments) except as expressly contemplated under this Agreement, the Company shall pay as severance pay to Executive a cash amount equal to two (2) times the sum of Executive’s Base Salary and Bonus.  Such cash payment shall be payable in a single sum, within ten (10) business days following Executive’s Date of Termination (or, if later, upon the expiration of the revocation period, if applicable, under the Release); provided, that, if Executive is terminated pursuant to Section 3.01(c), then such single sum cash payment shall be made within ten (10) business days following the consummation of the applicable Change in Control (or, if later, upon the expiration of the revocation period, if applicable, under the Release).”

3.             The third sentence of Section 5.02 of the Agreement is hereby amended and restated to read, in its entirety, as follows:

“If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment, less any applicable withholding, to Executive, as soon as reasonably practicable after receipt of such determination and calculations with respect to any Payment to Executive, but in no event later than as provided under Treasury Regulation Section 1.409A-3(i)(1)(v).”

4.             A new Section 14.08 is hereby added to the Agreement to read, in its entirety, as follows:

“Taxes.  The Company is authorized to withhold from any payment to be made hereunder to Executive such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the judgment of the Company is required to comply with applicable laws and regulations.  This Agreement is intended to comply with Section 409A of the Code and the regulations thereunder such that no payment made, or benefit provided, to Executive hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment from the Company unless she would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder.”

5.             This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.  Except as specifically amended hereby, the Agreement, remains otherwise unmodified and in full force and effect, and is hereby ratified by the Corporation and the Executive.

IN WITNESS WHEREOF, the parties have signed this Second Amendment to the Agreement as of the day and year set forth above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Charles K. Crovitz
Charles K. Crovitz
Interim Chief Executive Officer

/s/ Susan J. Riley

SUSAN J. RILEY